xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com Next - Generation Wireless Communications Solutions December 2016 Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated December 9, 2016 Relating to Preliminary Prospectus filed December 9, 2016 Registration No. 333 - 214874

2 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com Free Writing Prospectus Disclosure Link to documents on www.sec.gov On December 2 , 2016 , the issuer, xG Technology, Inc . , filed a Registration Statement on Form S - 1 /A Amendment No . 1 (Registration No . 333 - 214874 ) with the Securities and Exchange Commission (the “SEC”) with respect to the offering to which this presentation relates . A copy of the preliminary prospectus for the offering is included in that registration statement . Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering . You may obtain these documents for free by visiting EDGAR on the SEC web site at www . sec . gov . Alternatively, copies of the preliminary prospectus and, when available, the final prospectus relating to the offering may be obtained from Aegis Capital Corp . , Prospectus Department, 810 Seventh Avenue, 18 th Floor, New York, NY, 10019 , telephone : 212 - 813 - 1010 or email : prospectus@aegiscap . com .

3 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com Safe Harbor Statement These materials have been prepared by xG Technology, Inc . (“xG” or the “Company”) solely for use at the presentation and have not been independently verified . The information presented or contained in these materials is subject to change without notice . These materials contain “forward - looking statements” within the meaning of Section 27 A of the Securities Act of 1933 , as amended, and Section 21 E of the Securities Exchange Act of 1934 , as amended, that are based on our current expectations, assumptions, estimates and projections about us and our industry . The forward - looking statements are subject to various risks and uncertainties . The Company urges caution in considering its current trends and any outlook on earnings disclosed in this presentation . These forward - looking statements, which reflect the Company’s best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of the Company to be materially different from the performance indicated or implied by such statements . Words such as “expects”, anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward - looking statements . Except as may be required by law, the Company expressly disclaims any obligation to update these forward - looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events . Factors that could cause actual performance to differ materially from the performance indicated in these forward - looking statements include, among others : progress, timing, cost, future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources, or patent protection for our products and commercialization activities ; and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in the Risk Factors contained in the Company’s Registration Statement on Form S - 1 (File Number : 333 - 214874 ) .

4 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com Issuer xG Technology, Inc. Ticker NASDAQ: XGTI Offering Size Approximately $12.5 million (15% over - allotment ) Securities Offered Class A Units consisting of Common Stock and Warrants; Class B Units consisting of Series E Convertible Preferred Stock and Warrants Use of Proceeds Proceeds to be used to fund cash component of Vislink acquisition Sole Book Running Manager Aegis Capital Corp. Offering Summary

5 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com About xG Technology • 10+ years experience developing next - generation wireless communications • Market - leading technologies that make wireless networks more intelligent, reliable, accessible and affordable • NASDAQ - listed • 263 employees (post - Vislink acquisition) • Broad IP portfolio: 60 US patent matters (58 issued); 77 international patent matters (51 issued) covering key wireless areas such as: – Wireless VoIP – Self - Organizing Networks – Interference Mitigation and avoidance – Digital Broadcasting over Microwave Links

6 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com • Complete acquisition of Vislink – Actual revenue of £46.8m for 2015 (latest audited results) • Complete integration of Vislink to occur during 2017 – Current diligence indicates Vislink should result in cost savings assuming effective integration • Report Q1 financials April 2017 – Compliance with all NASDAQ listing requirements Near - term Roadmap

7 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com Leading Microwave Video and Airborne Downlink Suppliers • IMT — now an integrated business unit of xG • Vislink Newsnet — solution developed by Vislink, to be acquired by xG • Broadcast Microwave Services (BMS) — airborne microwave downlink equipment • Troll Systems — broadcast control systems Upon completion of the Vislink acquisition, xG’s business units will be able to offer end - to - end, reliable, high - data rate, long - range video transmission solutions to the broadcast, sports and entertainment and law enforcement markets. Competition

8 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com xG Technology Business Units Private, on - demand, highly resilient mobile broadband solutions designed to ensure critical communications capabilities in challenging wireless environments. High - performance video transmission technology and design and manufacture of advanced digital microwave solutions. Key Brands: Specializes in wireless capture, delivery and management of secure, high - quality, live video from the field to the point of usage. Key Brands: HEROcast Newsnet Vislink

9 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com MARKETS IN WHICH VISLINK OPERATES • Broadcast and media – Provides broadcast communication links for the collection of live news, sport and entertainment events. – Largest worldwide supplier of low - latency wireless broadcast video systems (over 200,000 worldwide) • Public safety and surveillance – Provides secure video communications and mission - critical solutions for law enforcement, defense and homeland security applications VISLINK PRODUCTS AND SYSTEMS • Microwave radio components (transmitters, receivers, point - to - point systems) • Satellite communication, cellular and wireless camera systems, associated amplifier items TIER 1 VISLINK CLIENTS NBC CBS FOX CNN DISCOVERY CHANNEL ESPN NFL MLB NBA US DHS FBI MASS. STATE CITY OF LONDON CITY OF POLICE METROPOLITAN POLICE SAN DIEGO Vislink Overview

10 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com Finalized $3MM purchase of Integrated Microwave Technologies (IMT) 1/29/16 FINANCIAL AND OPERATIONAL SYNERGIES • Cost savings due to efficiencies realizable from shared facilities, tools, processes, manufacturing – IMT will fulfill xG assembly, board work, other product manufacturing functions (previously outsourced) – Product and solution cross - selling opportunities – Complementary market, technology, product development focus – Elimination of contractors from both operations – Reduced rent and other expenses Strategic Accretive Acquisition: IMT

11 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com IMT Applications by Market Sector Law Enforcement Mobile, handheld and central receive systems

12 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com xMax/IMT/Vislink Integration Benefits • Completely new emphasis for xG on comprehensive solutions for public safety, sports and entertainment, and broadcast markets • Numerous sales, technology and manufacturing synergies • Expanded access to international markets • IMT and Vislink clients in government, public safety and DoD markets have a need for the rapid - deploy broadband communications capabilities that xMax delivers • IMT and Vislink can leverage xG’s patented interference mitigation technology for their transmitter designs • Potential for joint development of point - to - multipoint products for video allowing multiple cameras to share and receive information

13 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com Vislink Acquisition • Financing will be a combination of debt and equity • Cost savings expected through elimination of redundancies, overhead and rent • Proven ability to integrate operations (IMT in 2016)

Key xG Milestones

Recent Orders:

- **National Spectrum Consortium** — spectrum sharing prototype award received from Defense Information Systems Agency (DISA) (10/2016)
- **Leading Robotic Defense Contractor** — wireless video transmission modules for use in military remote ordnance disposal applications (10/2016)
- **Mid-Atlantic State Police Agency** — Airborne Video Downlink System ("AVDS") to enhance tactical operations by leveraging police airborne units (10/2016)
- **US Army Electronic Warfare Test Directorate** — tactical wireless broadband system (4/2016)
- **US State Department** —Disaster Communications System for Mexican Mission 11/2015, additional support during papal visit 3/2016

Technology Validations:

- **US Army Transportation Command (TRANSCOM)** — xG demonstrated interference mitigation/ resistance to electronic jamming (1/2016)
- **US Strategic Command (USSTRATCOM)** — xG demonstrated interference mitigation/ resistance to electronic jamming (10/2015)
- **Electronic Combat Range (ECR), Naval Weapons Station, China Lake, CA**— xG demonstrated interference mitigation capabilities for multiple agencies (3/2015)

xG TECHNOLOGY, INC.
xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved.
www.xgtechnology.com
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15 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com Foreign patents 77 51 issued/ 26 pending US patents 60 58 issued/ 2 pending US PATENTS Area Issued Pending Cognitive Radio - Cognitive media access control layer 22 0 - Cognitive and Spectrum Sharing physical layer 24 1 Mobile VoIP 10 0 Digital Broadcasting 2 1 Total 58 2 Broad IP Portfolio • IP features advanced cognitive technologies such as spectrum sharing, interference mitigation, self - organizing networks, and digital broadcasting over microwave links • We are pursuing a strategy of integrating xMax key technologies into products acquired to monetize IP portfolio

16 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com Capitalization Table Security As of December 2, 2016 Common Stock Equivalents % Fully Diluted Common Shares 22,748,876 62.6% Series D Convertible Preferred Stock 1,666,672 4.6% Outstanding Warrants 11,910,702 32.7% Outstanding Options 17,888 0.1% Fully Diluted Shares Outstanding 36,344,138 100.0%

17 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com Balance Sheet (in thousands except per share data)

18 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com Income Statement (in thousands except net loss per share data)

19 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com • Complete the Vislink acquisition • The acquisition will increase Company’s revenues and equity • Effect reverse stock split NASDAQ Compliance Plan

Key Personnel/Board Members



George Schmitt
CEO/Chairman of the Board
- *40+ years wireless comms.*
- *Member, Wireless Hall of Fame*
- *Mannesmann, Omnipoint, AirTouch*



Richard L. Mooers
Director
- *xG cofounder*
- *20+ years finance/merchant bkg.*



Kenneth Hoffman
Director
- *FPL Lead Counsel*
- *25+ years public utilities and telecom experience*



Gary Cuccio
Director
- *35+ years wireless/engineering/software exec. mgmt. experience*



Roger G. Branton
CFO
- *xG cofounder*
- *20+ yrs. finance/merchant bkg.*



John Payne
President, IMT Division
- *20+ years wireless video comms.*
- *Expert, broadcasting, pro sports and MAG market apps.*



John C. Coleman
Director
- *Col., USMC (ret)*
- *Expert, DoD & public safety wireless comms.*



James T. Conway
Director
- *General , USMC (Ret.)*
- *34th USMC Commandant*
- *Member, Joint Chiefs of Staff*



Ray Sidney
Director
- *2nd engineer hired at Google*
- *recognized expert in software security & data encryption*

xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved.
www.xgtechnology.com

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